                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. 1)*


                              Quokka Sports, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   749077103
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]  Rule 13d-1(b)

    [_]  Rule 13d-1(c)

    [x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                                 Page 1 of 22
                           Exhibit Index on Page 20

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                      Page 2 of 22 Pages
----------------------------                     -------------------------------

-----------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Accel VI L.P. ("A6")
        Tax ID Number:
--------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                           (a)   [_]     (b)   [x]
--------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------------------------------------

            NUMBER OF            5   SOLE VOTING POWER
             SHARES                  2,839,875 shares, except that Accel VI Associates L.L.C. ("A6A"), the
          BENEFICIALLY               general partner of A6, may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING          shares, and James W. Breyer ("Breyer"), Arthur C. Patterson
             PERSON                  ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz
              WITH                   ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                     A6A, may be deemed to have shared power to vote these shares.
                                 -----------------------------------------------------------------------------------
                                 6   SHARED VOTING POWER
                                     See response to row 5.
                                 ----------------------------------------------------------------------------------
                                 7   SOLE DISPOSITIVE POWER
                                     2,839,875 shares, except that A6A, the general partner of A6, may be deemed to have sole power to dispose of these shares, and Breyer,
                                     Patterson, Sednaoui, Swartz and Wagner, the managing members of A6A, may be deemed to have shared power to dispose of these shares.
                                 ----------------------------------------------------------------------------------
                                 8   SHARED DISPOSITIVE POWER
                                     See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                                  2,839,875
-------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                          [_]
-------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        5.6%
-------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                         PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                      Page 3 of 22 Pages
----------------------------                     -------------------------------

-------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING
          SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel VI Associates L.L.C. ("A6A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         2,839,875 shares, all of which are directly owned by Accel VI L.P.
          BENEFICIALLY                      ("A6"). A6A, the general partner of A6, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and James W. Breyer ("Breyer"), Arthur C.
             PERSON                         Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R.
              WITH                          Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of A6A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            2,839,875 shares, all of which are directly owned by A6.  A6A, the general partner of A6, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of A6A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                      2,839,875
-------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]
-------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.6%
-------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                             OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                      Page 4 of 22 Pages
----------------------------                     -------------------------------

-------------------------------------------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Accel Internet Fund II L.P. ("AIF2")
        Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)    [_]   (b)   [x]
-------------------------------------------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-------------------------------------------------------------------------------------------------------------------

           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         362,834 shares, except that Accel Internet Fund II Associates L.L.C.
          BENEFICIALLY                      ("AIF2A"), the general partner of AIF2, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and James W. Breyer ("Breyer"), Arthur C.
             PERSON                         Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R.
              WITH                          Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of AIF2A, may be deemed to have shared power to vote these shares.
                                 -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                 ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            362,834 shares, except that AIF2A, the general partner of AIF2, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Patterson, Sednaoui, Swartz and Wagner, the managing members of AIF2A, may be deemed to have shared power to dispose of these shares.
                                 ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                                             362,834
-------------------------------------------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                                                     [_]
-------------------------------------------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                 0.7%
-------------------------------------------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*                                                                    PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                      Page 5 of 22 Pages
----------------------------                     -------------------------------

-------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Accel Internet Fund II Associates L.L.C. ("AIF2A")
        Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [_]    (b)   [x]
-------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------------------------------------------

           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         362,834 shares, all of which are owned by Accel Internet Fund II L.P.
          BENEFICIALLY                      ("AIF2").  AIF2A, the general partner of AIF2, may be deemed to have
    OWNED BY EACH REPORTING                 sole power to vote these shares, and James W. Breyer ("Breyer"),
             PERSON                         Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"),
              WITH                          James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the
                                            managing members of AIF2A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            362,834 shares, all of which are owned by AIF2.  AIF2A, the general partner of AIF2, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of AIF2A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                                                  362,834
-------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                                           [_]
-------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                         0.7%
-------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                                          OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                      Page 6 of 22 Pages
----------------------------                     -------------------------------

-------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Accel Keiretsu VI L.P. ("AK6")
        Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [_]   (b)   [x]
-------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         45,354 shares, except that Accel Keiretsu VI Associates L.L.C.
          BENEFICIALLY                      ("AK6A"), the general partner of AK6, may be deemed to have sole power
    OWNED BY EACH REPORTING                 to vote these shares, and James W. Breyer ("Breyer"), Arthur C.
             PERSON                         Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R.
              WITH                          Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of AK6A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            45,354 shares, except that AK6A, the general partner of AK6, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Patterson, Sednaoui, Swartz and Wagner, the managing members of AK6A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                                          45,354
-------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                                  [_]
-------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                0.1%
-------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                                 PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                      Page 7 of 22 Pages
----------------------------                     -------------------------------

-------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Accel Keiretsu VI Associates L.L.C. ("AK6A")
        Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)   [_]    (b)   [x]
-------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         45,354 shares, all of which are directly owned by Accel Keiretsu VI
          BENEFICIALLY                      L.P. ("AK6").  AK6A, the general partner of AK6, may be deemed to have
    OWNED BY EACH REPORTING                 sole power to vote these shares, and James W. Breyer ("Breyer"),
             PERSON                         Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"),
              WITH                          James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the
                                            managing members of AK6A, may be deemed to have shared power to vote these shares.
                                 -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            45,354 shares, all of which are directly owned by AK6.  AK6A, the general partner of AK6, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of AK6A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                          45,354
-------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                  [_]
-------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                0.1%
-------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                 OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                      Page 8 of 22 Pages
----------------------------                     -------------------------------

-------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Accel Investors '98 L.P. ("AI98")
        Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)   [_]    (b)   [x]
-------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         240,726 shares, except that James W. Breyer ("Breyer"), Arthur C.
          BENEFICIALLY                      Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R.
    OWNED BY EACH REPORTING                 Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the general partners
             PERSON                         of AI98, may be deemed to have shared power to vote these shares.
              WITH
                                ------------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            240,726 shares, except that Breyer, Patterson, Sednaoui, Swartz and
                                            Wagner, the general partners of AI98, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                          240,726
-------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                  [_]
-------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                0.5%
-------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                 PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                      Page 9 of 22 Pages
----------------------------                     -------------------------------

-------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Accel Investors '99(C) L.P. ("AI99C")
        Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a)   [_]    (b)   [x]
-------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         16,240 shares, except that James W. Breyer ("Breyer"), Arthur C.
          BENEFICIALLY                      Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui") and J. Peter
    OWNED BY EACH REPORTING                 Wagner ("Wagner"), the general partners of AI99C, may be deemed to
             PERSON                         have shared power to vote these shares.
              WITH
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            16,240 shares, except that Breyer, Patterson, Sednaoui and Wagner, the general partners of AI99C, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                                  16,240
-------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                          [_]
-------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                         PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                     Page 10 of 22 Pages
----------------------------                     -------------------------------

------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Ellmore C. Patterson Partners ("ECPP")
        Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a)   [_]    (b)   [x]
------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         240,726 shares.  Arthur C. Patterson ("Patterson") is the general
          BENEFICIALLY                      partner of ECPP and may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares.
             PERSON
              WITH
                                ----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            240,726 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares.
------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                                  240,726
------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                          [_]
------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        0.5%
------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                         PN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                     Page 11 of 22 Pages
----------------------------                     -------------------------------

------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        James W. Breyer ("Breyer")
        Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)   [_]    (b)   [x]
------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
             SHARES                      6  SHARED VOTING POWER
          BENEFICIALLY                      3,505,029 shares, of which 2,839,875 are directly owned by Accel VI
    OWNED BY EACH REPORTING                 L.P. ("A6"), 362,834 are directly owned by Accel Internet Fund II
             PERSON                         L.P. ("AIF2"), 45,354 are directly owned by Accel Keiretsu VI L.P.
              WITH                          ("AK6"), 240,726 are directly owned by Accel Investors '98 L.P.
                                            ("AI98") and 16,240 are directly owned by Accel Investors '99(C) L.P.
                                            ("AI99C").  Breyer is a managing member of Accel VI Associates L.L.C.
                                            ("A6A"), the general partner of A6, a managing member of Accel
                                            Internet Fund II Associates L.L.C. ("AIF2A"), the general partner of
                                            AIF2, a managing member of Accel Keiretsu VI Associates L.L.C.
                                            ("AK6A"), the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            3,505,029 shares, of which 2,839,875 are directly owned by A6,
                                            362,834 are directly owned by AIF2, 45,354 are directly owned by AK6,
                                            240,726 are directly owned by AI98 and 16,240 are directly owned by
                                            AI99C.  Breyer is a managing member of A6A, the general partner of
                                            A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                                  3,505,029
------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                          [_]
------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        7.0%
------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                         IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                     Page 12 of 22 Pages
----------------------------                     -------------------------------

------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Arthur C. Patterson ("Patterson")
        Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [_]    (b)   [x]
------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         240,726 shares directly owned by Ellmore C. Patterson Partners
          BENEFICIALLY                      ("ECPP").  Patterson is the general partner of ECPP and may be deemed
    OWNED BY EACH REPORTING                 to have sole power to vote these shares.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            3,505,029 shares, of which 2,839,875 are directly owned by Accel VI
                                            L.P. ("A6"), 362,834 are directly owned by Accel Internet Fund II
                                            L.P. ("AIF2"), 45,354 are directly owned by Accel Keiretsu VI L.P.
                                            ("AK6"), 240,726 are directly owned by Accel Investors '98 L.P.
                                            ("AI98") and 16,240 are directly owned by Accel Investors '99(C) L.P.
                                            ("AI99C").  Patterson is a managing member of Accel VI Associates
                                            L.L.C. ("A6A"), the general partner of A6, a managing member of Accel
                                            Internet Fund II Associates L.L.C. ("AIF2A"), a the general partner of AIF2, a managing member of Accel Keiretsu VI Associates L.L.C.
                                            ("AK6A"), the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                 ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            240,726 shares directly owned by Ellmore C. Patterson Partners
                                            ("ECPP").  Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            3,505,029 shares, of which 2,839,875 are directly owned by A6,
                                            362,834 are directly owned by AIF2, 45,354 are directly owned by AK6,
                                            240,726 are directly owned by AI98 and 16,240 are directly owned by
                                            AI99C.  Patterson is a managing member of A6A, the general partner of
                                            A6, a managing member of AIF2A, the general partner of AIF2, a a managing member of AK6A, the general partner of AK6, a
                                            general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                          3,745,755
------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                  [_]
------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                7.4%
------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                 IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                     Page 13 of 22 Pages
----------------------------                     -------------------------------

------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        G. Carter Sednaoui ("Sednaoui")
        Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [_]    (b)   [x]
------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         3,505,029 shares, of which 2,839,875 are directly owned by Accel VI
              WITH                          L.P. ("A6"), 362,834 are directly owned by Accel Internet Fund II
                                            L.P. ("AIF2"), 45,354 are directly owned by Accel Keiretsu VI L.P.
                                            ("AK6"), 240,726 are directly owned by Accel Investors '98 L.P.
                                            ("AI98") and 16,240 are directly owned by Accel Investors '99(C) L.P.
                                            ("AI99C").  Sednaoui is a managing member of Accel VI Associates
                                            L.L.C. ("A6A"), the general partner of A6, a managing member of Accel
                                            Internet Fund II Associates L.L.C. ("AIF2A"), the general partner of
                                            AIF2, a managing member of Accel Keiretsu VI Associates L.L.C. ("AK6A"), the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                  ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            3,505,029 shares, of which 2,839,875 are directly owned by A6,
                                            362,834 are directly owned by AIF2, 45,354 are directly owned by AK6,
                                            240,726 are directly owned by AI98 and 16,240 are directly owned by
                                            AI99C.  Sednaoui is a managing member of A6A, the general partner of
                                            A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be
                                            deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                          3,505,029
------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                  [_]
------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                7.0%
------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                 IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                     Page 14 of 22 Pages
----------------------------                     -------------------------------

------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        James R. Swartz ("Swartz")
        Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)   [_]   (b)   [x]
------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
------------------------------------------------------------------------------------------------------------------
                                         5  SOLE VOTING POWER
                                            0 shares
             SHARES             ----------------------------------------------------------------------------------
          BENEFICIALLY                   6  SHARED VOTING POWER
    OWNED BY EACH REPORTING                 3,488,789 shares, of which 2,839,875 are directly owned by Accel VI
             PERSON                         L.P. ("A6"), 362,834 are directly owned by Accel Internet Fund II
              WITH                          L.P. ("AIF2"), 45,354 are directly owned by Accel Keiretsu VI L.P.
                                            ("AK6") and 240,726 are directly owned by Accel Investors '98 L.P.
                                            ("AI98").  Swartz is a managing member of Accel VI Associates L.L.C.
                                            ("A6A"), the general partner of A6, a managing member of Accel
                                            Internet Fund II Associates L.L.C. ("AIF2A"), the general partner of
                                            AIF2, a managing member of Accel Keiretsu VI Associates L.L.C. ("AK6A"), the general partner of AK6, and a general partner of AI98 and may be deemed to have shared power to vote these shares.
                                 ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            3,488,789 shares, of which 2,839,875 are directly owned by A6,
                                            362,834 are directly owned by AIF2, 45,354 are directly owned by AK6 and 240,726 are directly owned by AI98.  Swartz is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2 a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power partner of AK6 to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                                  3,488,789
------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                          [_]
------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                        6.9%
------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                         IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                     -------------------------------
CUSIP NO. 749077103                 13 G                     Page 15 of 22 Pages
----------------------------                     -------------------------------

------------------------------------------------------------------------------------------------------------------
1     NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        J. Peter Wagner ("Wagner")
        Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)   [_]    (b)   [x]
------------------------------------------------------------------------------------------------------------------
3     SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         3,505,029 shares, of which 2,839,875 are directly owned by Accel VI
              WITH                          L.P. ("A6"), 362,834 are directly owned by Accel Internet Fund II
                                            L.P. ("AIF2"), 45,354 are directly owned by Accel Keiretsu VI L.P.
                                            ("AK6"), 240,726 are directly owned by Accel Investors '98 L.P.
                                            ("AI98") and 16,240 are directly owned by Accel Investors '99(C) L.P.
                                            ("AI99C").  Wagner is a managing member of Accel VI Associates L.L.C.
                                            ("A6A"), the general partner of A6, a managing member of Accel
                                            Internet Fund II Associates L.L.C. ("AIF2A"), the general partner of
                                            AIF2, a managing member of Accel Keiretsu VI Associates L.L.C. ("AK6A"), the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                 ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            3,505,029 shares, of which 2,839,875 are directly owned by A6,
                                            362,834 are directly owned by AIF2, 45,354 are directly owned by AK6,
                                            240,726 are directly owned by AI98 and 16,240 are directly owned by
                                            AI99C.  Wagner is a managing member of A6A, the general partner of
                                            A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6,
                                            a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                          3,505,029
------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                                  [_]
------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                7.0%
------------------------------------------------------------------------------------------------------------------
12    TYPE OR REPORTING PERSON*                                                 IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page 16 of 22
ITEM 1(A).  NAME OF ISSUER
            --------------

            Quokka Sports, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            525 Brannan Street
            San Francisco, CA  94107

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel VI L.P., a Delaware limited partnership ("A6"), Accel VI Associates L.L.C., a Delaware limited liability company and the general partner of A6 ("A6A"), Accel Internet Fund II L.P., a Delaware limited partnership ("AIF2"), Accel Internet Fund II Associates L.L.C., a Delaware limited liability company and the general partner of AIF2 ("AIF2A"), Accel Keiretsu VI L.P., a Delaware limited partnership ("AK6"), Accel Keiretsu VI Associates L.L.C., a Delaware limited liability company and the general partner of AK6 ("AK6A"), Accel Investors '98 L.P., a Delaware limited partnership ("AI98"), Accel Investors '99(C) L.P., a Delaware limited partnership ("AI99C"), Ellmore C. Patterson Partners ("ECPP"), James W. Breyer ("Breyer"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and AI99C, J. Peter Wagner ("Wagner"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and AI99C, Arthur C. Patterson ("Patterson"), a managing member of A6A, AIF2A and AK6A, a general partner of ECPP, AI98 and AI99C, G. Carter Sednaoui ("Sednaoui"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and AI99C, and James R. Swartz ("Swartz"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A6A, the general partner of A6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A6. AIF2A, the general partner of AIF2, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF2. AK6A, the general partner of AK6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK6. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of A6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A6. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of AIF2A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF2. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of AK6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK6. Breyer, Wagner, Patterson, Sednaoui and Swartz are general partners of AI98 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI98. Breyer, Wagner, Patterson and Sednaoui are general partners of AI99C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99C.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

                                                                   Page 17 of 22
ITEM 2(C)   CITIZENSHIP
            -----------

            A6, AIF2, AK6, AI98, AI99C, and ECPP are Delaware limited partnerships. A6A, AIF2A and AK6A are Delaware limited liability companies. Breyer, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 749077103

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                (a)  Amount beneficially owned:
                ---  -------------------------

                     See Row 9 of cover page for each Reporting Person.

                (b)  Percent of Class:
                ---  ----------------

                     See Row 11 of cover page for each Reporting Person.

                (c)  Number of shares as to which such person has:
                ---  --------------------------------------------

                       (i)   Sole power to vote or to direct the vote:
                       ---   ----------------------------------------

                             See Row 5 of cover page for each Reporting Person.

                       (ii)  Shared power to vote or to direct the vote:
                       ----  ------------------------------------------

                             See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the disposition
                       ----- --------------------------------------------------
                             of:
                             --

                             See Row 7 of cover page for each Reporting Person.

                       (iv)  Shared power to dispose or to direct the
                       ----  ----------------------------------------
                             disposition of:
                             --------------

                             See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the partnership agreements of A6, AIF2, AK6, AI98, AI99C, and ECPP, and the limited liability company agreements of A6A, AIF2A and AK6A the general partners, limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable

                                                                   Page 19 of 22
                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:     Accel VI L.P.
              Accel VI Associates L.L.C.
              Accel Keiretsu VI L.P.
              Accel Keiretsu VI Associates L.L.C.
              Accel Internet Fund II L.P.
              Accel Internet Fund II Associates L.L.C.
              Accel Investors '98 L.P.
              Accel Investors '99(C) L.P.
              Ellmore C. Patterson Partners    By:  /s/ G. Carter Sednaoui
                                               -------------------------
                                               G. Carter Sednaoui,
                                               Attorney-in-fact for the
                                               above-listed entities

Individuals:  James W. Breyer
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz
              J. Peter Wagner                  By:  /s/ G. Carter Sednaoui
                                               ---------------------------
                                               G. Carter Sednaoui,
                                               Attorney-in-fact for the
                                               above-listed individuals

                                                                   Page 20 of 22
                                 EXHIBIT INDEX
                                 -------------

                                                                Found on
                                                              Sequentially
Exhibit                                                      Numbered Page
-------                                                      -------------

Exhibit A:  Agreement of Joint Filing                             21

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact   22